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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168507 and 333-166923 on Form S-8 of our report dated March 28, 2011, relating to the consolidated financial statements of Accuride Corporation (which report expresses an unqualified opinion and contains an explanatory paragraph regarding the application of fresh start reporting and the adjustment of the bases of assets and liabilities to their estimated fair values), and the effectiveness of Accuride Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Accuride Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 28, 2011

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  Exhibit 23.1